                                                                     EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                       INTERLINK COMPUTER SCIENCES, INC.



     Thomas Bredt and Gloria Purdy certify that:

     1. They are the Chairman of the Board and Secretary, respectively, of INTERLINK COMPUTER SCIENCES, INC. (the "Company").

     2. The Articles of Incorporation of the Company are amended and restated to read in their entirety as follows:

                                      "I.

     The name of the Company is INTERLINK COMPUTER SCIENCES, INC.

                                      II.

     The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

     The Company is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock". The total number of shares which the Company is authorized to issue is 17,625,000. The number of shares of Common Stock which the Company is authorized to issue is 15,000,000. The number of shares of Preferred Stock which the Company is authorized to issue is 2,625,000, all of which is designated as Series 1 Preferred Stock.

     The Series 1 Preferred Stock shall have the rights, preferences, privileges and restrictions set forth below.

     Section 1.  General Definitions.  For purposes of these Restated Articles
                 -------------------
of Incorporation, the following definitions shall apply:

          (a)  "Preferred" or "Series 1 Preferred" shall refer to the Series 1
               -----------------------------------
Preferred Stock.

          (b)  "Common" shall mean the Company's Common Stock.
               --------

          (c)  "Subsidiary" shall mean any corporation at least 50% of whose
               ------------
outstanding voting shares shall at the time be owned by the Company or by one or more of such subsidiaries.

          (d)  "Board" shall mean the Board of Directors of the Company.
               -------

     Section 2.  Dividend Provisions.  The holders of shares of the Series 1
                 -------------------
Preferred shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) on the Common Stock at the rate of $0.19 per share of Series 1 Preferred, per annum, payable when, as and if declared by the Board of Directors. After payment of such dividends, any additional dividends declared shall be distributed among the holders of Common Stock and Series 1 Preferred ratably on a share-for-share basis (with all Preferred participating in such distribution based upon the number of shares of Common into which each share of Preferred is then convertible). The right to dividends shall not be cumulative, and no right shall accrue to holders of any shares by reason of the fact that dividends on such shares are not declared or paid in any prior year.

     Section 3.  Liquidation, Merger, Consolidation.
                 ----------------------------------

          (a) At any time, in the event of any of the following occurrences (a "Transaction"):

               (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Company's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving or continuing entity;

               (ii) a sale of all or substantially all of the assets of the Company, unless the Company's shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Company's sale) at least 50% of the voting power of the purchasing entity; or

               (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;

then the Company shall take appropriate steps in connection with such Transaction to ensure that the assets of the Company available for distribution or such other property issued in connection with such Transaction shall be distributed at the closing of the Transaction in the order and priority that follows:

                    (A) the holders of the Series 1 Preferred shall receive, for each share of such stock then held, property or cash in an amount equal to the sum of (A) $2.75 per share of Series 1 Preferred (appropriately adjusted for stock splits, reverse stock splits and the like) plus (B) all declared but unpaid dividends on each such share; then

                    (B) property and/or cash shall next be distributed (1) 50% among the holders of Series 1 Preferred and (2) 50% among the holders of the Common until the holders of the Series 1 Preferred have received, for each share of Series 1 Preferred held, property or cash in an amount which, when combined with the property and/or cash received pursuant to paragraph (A) above, equals $6.875 (appropriately adjusted for any stock splits, reverse stock splits and the like); then

                    (C) property and/or cash shall next be distributed among the holders of the Common until the holders of the Common have received, for each share of Common held, property or cash in an amount which, when combined with the property and/or cash received pursuant to paragraph (B) above, equals $6.875 (appropriately adjusted for stock splits, reverse stock splits and the like); then

                    (D) all remaining assets available for distribution shall be distributed among the holders of the Common and the Series 1 Preferred on a share-for-share basis, with the holders of the Series 1 Preferred sharing on an as converted basis.

          (b) Any securities to be delivered to the shareholders pursuant to subsection 3(a) above shall be valued as follows:

               (i) If traded on a securities exchange or the National Market System of the National Association of Securities Dealers, Inc., the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30 day period ending three (3) days prior to the closing;

               (ii) If actively traded over the counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30 day period ending three (3) days prior to the closing; and

               (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board and the holders of a majority of the then outstanding shares of Series 1 Preferred or, if they are unable to agree, by an independent appraiser mutually acceptable to the Board and to such holders.

     Section 4.  Conversion.  The holders of the Preferred shall have conversion
                 ----------
rights as follows:

          (a)  Right to Convert.  Each share of Series 1 Preferred shall be
               ----------------
convertible, at the option of the holder thereof, at any time, into such number of fully paid and nonassessable shares of Common as is determined by dividing $2.75 by the then applicable Series 1 Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common shall be deliverable upon conversion (the "Series 1 Conversion Price") shall initially be $2.75 per share of Common. Such initial Series 1 Conversion Price shall be subject to adjustment as hereinafter provided.

          (b)  Automatic Conversion.  Each share of Preferred shall
               --------------------
automatically be converted into Common at the then applicable conversion rate upon the earlier of (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common for the account of the Company to the public at a price per share (determined without regard to underwriter commissions and expenses) of not less than $6.875 (appropriately adjusted for stock splits, reverse stock splits and the like) and an aggregate gross offering price of not less than $10,000,000 or
(ii) the election by holders of at least 50% of the outstanding Preferred to so convert. In the event of such an offering as described in subsection (i) above, the person(s) entitled to receive the Common issuable upon such conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such underwritten public offering.

          (c)  Mechanics of Conversion.  No fractional shares of Common shall be
               -----------------------
issued upon conversion of the Preferred. In lieu of any fractional share to which a holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common. Before any holder of the Preferred shall be entitled to convert the same into full shares of Common, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Preferred, a certificate or certificates for the number of shares of Common to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common, and any declared but unpaid dividends on the converted Preferred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

          (d)  Adjustment of Conversion Rate.
               -----------------------------

               (i)  Adjustments for Dilutive Issuances.
                    ----------------------------------

                    (A)  Special Definitions.  For purposes of this Section
                         -------------------
4(d), the following definitions shall apply:

                         (1)  'Options'  shall mean rights, options or warrants
                               -------
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                         (2)  'Original Issue Date' shall mean January 26, 1994.
                               -------------------

                         (3)  'Convertible Securities' shall mean any evidences
                               ----------------------
of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                         (4)  'Additional Shares of Common Stock' shall mean all
                               ---------------------------------
shares of Common Stock issued (or, pursuant to Section 4(d)(i)(C), deemed to be issued) by the Company after the Original Issue Date, other than shares of Common Stock issued or issuable:

                              (aa) upon conversion of the Preferred;

                              (bb) to officers, directors and employees of, and
consultants to, the Company and/or its Subsidiaries pursuant to any stock, option or bonus plan, agreement or arrangement approved by the Board; or

                              (cc) shares of the Company's Common or Preferred
or options or warrants exercisable for such Common or Preferred issued to banks, savings and loan associations, equipment lessors or other similar institutions in connection with debt financing provided to the Company and/or any Subsidiary; or

                              (dd) as a dividend or distribution on the
Preferred or pursuant to any event for which adjustment is made pursuant to subparagraph (d)(ii), (iii) or (iv) hereof.

                         (5)  'Issue Price' with respect to any issuance of
                               -----------
Additional Shares of Common Stock shall mean the price per share obtained by dividing the total consideration received by the Company in respect of such Additional Shares of Common Stock, computed in accordance with Section 4(d)(i)(E) hereof, by the aggregate number of shares of such Additional Shares of Common Stock issued, computed in accordance with Section 4(d)(i)(C) hereof.

                    (B)  No Adjustment of Conversion Price.  No adjustment in
                         ---------------------------------
the Conversion Price of a particular share of Preferred shall be made hereunder in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred.

                    (C)  Deemed Issue of Additional Shares of Common Stock.
                         -------------------------------------------------

                         (1)  Options and Convertible Securities.  Except as
                              ----------------------------------
otherwise provided in Section 4(d)(i)(B), in the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(i)(E) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                              (aa) no further adjustment in the Conversion Price
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                              (bb) upon the expiration of any such Options or
any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                   (I) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                                   (II) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                              (cc) no readjustment pursuant to clause (bb) above
shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                              (dd) in the case of any Options which expire by
their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                    (D)  Adjustment of Conversion Price Upon Issuance of
                         -----------------------------------------------
Additional Shares of Common Stock.  In the event the Company shall after the
- ---------------------------------
Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(i)(C)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this Section 4(d)(i)(D), all shares of Common Stock issuable upon conversion of outstanding Options and Convertible Securities shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(d)(i)(C), such Additional Shares of Common Stock shall be deemed to be outstanding.

                    (E)  Determination of Consideration.  For purposes of this
                         ------------------------------
Section 4(d), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (1)  Cash and Property:  Such consideration shall:
                              -----------------

                              (aa) insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

                              (bb) insofar as it consists of services or
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                              (cc) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (aa) and (bb) above, as determined in good faith by the Board.

                         (2)  Options and Convertible Securities.  The
                              ----------------------------------
consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(i)(C), relating to Options and Convertible Securities, shall be determined by dividing

                              (aa) the total amount, if any, received or
receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise in full of such Options or the conversion or exchange in full of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise in full of such Options for Convertible Securities and the conversion or exchange in full of such Convertible Securities, by

                              (bb) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise in full of such Options or the conversion or exchange in full of such Convertible Securities.

               (ii) Adjustments for Subdivisions, Combinations or Consolidations
                    ------------------------------------------------------------
of Common Stock. In the event the outstanding shares of Common Stock shall be
- ---------------
subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased (to the nearest whole cent). In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased (to the nearest whole cent).

               (iii) Adjustments for Other Distributions.  In the event the
                     -----------------------------------
Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Company other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their shares of Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred.

               (iv) Adjustments for Reclassification, Exchange and Substitution.
                    -----------------------------------------------------------
If the Common Stock issuable upon conversion of the Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares provided for above), the

Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such shares of Preferred immediately before that change.

          (e)  No Impairment.  The Company will not, by amendment of its
               -------------
Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the applicable conversion rights of the holders of the Preferred, as set forth in this Section 4, against impairment.

          (f)  Certificate as to Adjustments.  Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the Conversion Price or pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price for such series of Preferred at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred.

          (g)  Notices of Record Date.  In the event of any taking by the
               ----------------------
Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

          (h)  Issue Taxes.  The Company shall pay any and all issue taxes and
               -----------
other taxes that may be payable in respect of any issue or delivery of shares of Common on conversion of shares of Preferred pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (i)  Notices.  Any notice required by the provisions of this
               -------
Paragraph 4 to be given to the holders of shares of Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

          (j) The Company shall at all times keep a sufficient number of shares of Common authorized to allow the conversion of Preferred as set forth in this
Section 4.

     Section 5.  Voting Rights.
                 -------------

          (a)  Except as otherwise required by law, by Section 5(b) or by
Section 6, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of the Series 1 Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series 1 Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Holders of Common Stock and Series 1 Preferred shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company. Fractional votes by the holders of Series 1 Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series 1 Preferred held by each holder could be converted) be rounded to the nearest whole number.

          (b)  Election/Removal of Directors.
               -----------------------------

               (i)  Series 1 Preferred Stock.  So long as at least 1,181,818
                    ------------------------
shares of Series 1 Preferred are outstanding (adjusted for any stock split, consolidation or the like), the holders of the Series 1 Preferred shall be entitled, voting as a separate class, to elect two (2) directors to the Board at each annual meeting of shareholders, and (to the exclusion of the vote of holders of the Common) to remove from office any or all of them and to fill any vacancy or vacancies caused by the resignation, death or removal of any or all of them.

               (ii) Common Stock.  So long as at least 1,818,818 shares of
                    ------------
Series 1 Preferred are outstanding (adjusted for any stock split, consolidation or the like), the holders of Common Stock shall be entitled, voting as a separate class, to elect two (2) directors to the Board at each annual meeting of shareholders, and (to the exclusion of the vote of holders of Series 1 Preferred) to remove such directors from office and to fill any vacancy or vacancies caused by the resignation, death or removal of such director or directors.


               (iii) Voting As A Single Class.
                     ------------------------

                    (A) So long as at least 1,818,818 shares of Series 1 Preferred are outstanding (adjusted for any stock split, consolidation or the like, the holders of the Series 1 Preferred and Common Stock, voting together as a single class (with the Series 1 Preferred voting as described in Section 5(a) hereof) shall be entitled to elect the remaining directors to the Board at each annual meeting of shareholders and to remove such directors from office and to fill any vacancy or vacancies caused by the resignation, death or removal of such director or directors.

                    (B) At such time as the number of shares of Series 1 Preferred outstanding shall fall below 1,818,818 (adjusted for any stock splits, consolidations or the like), the holders of Common Stock and Series 1 Preferred shall vote together as one class in the election and removal of directors, with the Series 1 Preferred voting as described in Section 5(a) hereof.

     Section 6.  Covenants.  In addition to any other rights provided by law, so
                 ---------
long as at least 1,181,818 shares of the Series 1 Preferred (appropriately adjusted for any stock split, consolidation or the like) shall be outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series 1
Preferred:

          (a) amend or repeal any provision of, or add any provision to, the Company's Articles of Incorporation or by-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series 1 Preferred;

          (b)  authorize any additional shares of Series 1 Preferred Stock;

          (c) authorize or issue shares of any class of stock having any preference or priority superior to or on a parity with the preferences or priorities of the Series 1 Preferred, or reclassify any Common into shares having any preference or priority superior to or on a parity with the preferences or priorities of the Series 1 Preferred; or

          (d) declare or pay, or set aside for payment, any dividends on the Common (other than dividends payable solely in shares of Common Stock);

          (e) effect any sale, transfer or other conveyance of all or substantially all of the assets of the Company or any consolidation, merger or other transaction pursuant to which the holders of the Company's capital stock immediately prior to such transaction own less than a majority of the voting capital stock of the surviving or continuing entity by virtue of their ownership of Company capital stock;

          (f) amend the Company's by-laws to increase the number of authorized directors above five (5); or

          (g) increase above 2,000,000 the number of shares of Common Stock reserved for issuance pursuant to any stock, option or bonus plan intended for the benefit officers, directors and employees of or consultants to the Company and/or its subsidiaries.

     Section 7.  Residual Rights.  All rights accruing to the outstanding shares
                 ---------------
of the Company not expressly provided for to the contrary herein shall be vested in the Common.

     Section 8.  Status of Converted Stock.  In the event any shares of
                 -------------------------
Preferred shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and eliminated from the shares which the Company is authorized to issue.

     Section 9.  Consent for Certain Repurchases of Common Stock Deemed to be
                 ------------------------------------------------------------
Distributions. Each holder of Preferred shall be deemed to have consented, for
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purposes of Section 502, 503 and 506 of the California Corporations Code, to
distributions made by the Company in connection with the repurchase of shares of Common issued to or held by employees or consultants upon termination of their employment or services or pursuant to agreements providing for the right of said repurchase between the Company and such persons.

                                      IV.

     Section 1.  Limitation of Directors' Liability.  The liability of the
                 ----------------------------------
directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 2.  Indemnification of Corporate Agents.  The Company is authorized
                 -----------------------------------
to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Company and its shareholders.

     Section 3.  Repeal or Modification.   Any repeal or modification of the
                 ----------------------
foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of the Company relating to acts or omissions occurring prior to such repeal or modification."

     3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of Shareholders in accordance with Sections 902 and 903 of the Company's Code. At the time of approval of this Restated Certificate of Incorporation, the total number of outstanding shares of the Company was 4,751,998 shares of Common Stock. The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  January 21, 1994.


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

                                       Thomas Bredt



                                       --------------------------------
                                       Gloria Purdy

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